EXHIBIT (h)(9)(i)

AMENDMENT

          This Amendment (the “Amendment”) is made and entered into on this 27th day of November, 2013 between RBC FUNDS TRUST (the “Trust”), a Delaware statutory trust, and RBC GLOBAL ASSET MANAGEMENT (U.S.) INC. (“RBC GAM”).

          WHEREAS, the Trust and RBC GAM have entered into an Amended and Restated Expense Limitation Agreement dated as of December 6, 2012, as amended and supplemented from time to time, (the “Agreement”); and

          WHEREAS the Trust and RBC GAM desire to amend the Agreement.

          NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

          SECTION 1. SCHEDULE A. Schedule A to the Agreement is hereby amended and restated, as attached.

          SECTION 2. Agreement Continuation. The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC FUNDS TRUST		RBC GLOBAL ASSET MANAGEMENT
(U.S.) INC.

By:	/s/ Kathleen Gorman	By:	/s/ Michael Lee
Name: Kathleen A. Gorman		Name: Michael Lee
Title: President & CEO		Title: CEO

Schedule A

Fund	Operating Expense Limit

RBC SMID Cap Growth Fund
Class A	1.10%
Class I	0.85%

RBC MicroCap Value Fund
Class A	1.32%
Class I	1.07%

RBC Enterprise Fund
Class A	1.33%
Class I	1.08%

RBC Small Cap Core Fund
Class A	1.15%
Class I	0.90%

RBC Mid Cap Value Fund
Class I	0.90%